Exhibit 99.1
Stock Code: 688082 Stock Short Name: ACM Shanghai Announcement No.: 2026-004

ACM Research (Shanghai), Inc.
Indicative Announcement on the Pricing of Shareholder Inquiry-Based Transfer

ACM RESEARCH, INC. (hereinafter referred to as “ACMR US” or the “Transferor”) warrants that the information provided to ACM Research (Shanghai), Inc. (hereinafter referred to as “ACM Shanghai” or the “Company”) contains no false records, misleading statements, or material omissions, and is legally liable for its authenticity, accuracy, and completeness in accordance with applicable laws.
ACM Shanghai and all members of its Board of Directors hereby warrant that the content of this announcement is consistent with the information provided by the person subject to disclosure obligations.

Important Notice:
Based on the inquiry-based subscription results as of February 2, 2026, the preliminarily determined transfer price for the shareholder inquiry-based transfer of ACM Shanghai (hereinafter referred to as the “Inquiry-Based Transfer”) is RMB 160.00 per share.

I. Preliminary Pricing of the Inquiry-Based Transfer
(1) Following inquiries made to institutional investors, the preliminarily determined transfer price for the Inquiry-Based Transfer is RMB 160.00 per share.
(2) A total of 38 institutional investors participated in the quotation process for the Inquiry-Based Transfer, including fund management companies, qualified foreign investors, securities companies, private fund managers, and other professional institutional investors. The total number of shares validly subscribed amounted to 5,639,000 shares, representing an effective subscription multiple of approximately 1.17 times.

Exhibit 99.1
(3) The shares intended to be transferred in the Inquiry-Based Transfer have been fully subscribed. The preliminarily identified transferees consist of 30 institutional investors, with an aggregate proposed transfer of 4,801,648 shares.
II. Risk Warnings
(1) The transferees and the number of shares to be transferred in the Inquiry-Based Transfer reflect preliminary results only. The intended shares to be transferred remains subject to risks of judicial freezing, enforcement, or compulsory disposition. The final results of the Inquiry-Based Transfer shall be subject to the completion of share transfer registration with China Securities Depository and Clearing Corporation Limited, Shanghai Branch.
(2) The Inquiry-Based Transfer does not involve any change in control of ACM Shanghai and will not affect ACM Shanghai’s corporate governance structure or its continuing operations.

This Announcement is hereby issued.

ACM Research (Shanghai), Inc.
Board of Directors
February 3, 2026
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